Exhibit 1.1

GOVERNMENT OF INDIA - MINISTRY OF CORPORATE AFFAIRS

Registrar of Companies, Goa, Daman and Diu

Fresh Certificate of Incorporation Consequent upon Change of Name

Corporate Identity Number : L13209GA1965PLC000044

In the matter of M/s SESA GOA LIMITED

I hereby certify that SESA GOA LIMITED which was originally incorporated on Twenty Fifth day of June Nineteen Hundred Sixty Five under the Companies Act, 1956 (No. 1 of 1956) as Sesa Goa Private Limited having duly passed the necessary resolution in terms of Section 21 of the Companies Act, 1956 and the approval of the Central Government signified in writing having been accorded thereto under Section 21 of the Companies Act, 1956, read with Government of India, Department of Company Affairs, New Delhi, Notification No. G.S.R 507 (E) dated 24/06/1985 vide SRN B83568964 dated 18/09/2013 the name of the said company is this day changed to Sesa Sterlite Limited and this Certificate is issued pursuant to Section 23(1) of the said Act.

Given at Goa this Eighteenth day of September Two Thousand Thirteen.

Registrar of Companies, Goa, Daman and Diu

*	Note: The corresponding form has been approved by SRIDHAR PAMARTHI, Registrar of Companies and this certificate has been digitally signed by the Registrar through a system generated digital signature under rule 5(2) of the Companies (Electronic Filing and Authentication of Documents) Rules, 2006.

The digitally signed certificate can be verified at the Ministry website (www.mca.gov.in).

Mailing Address as per record available in Registrar of Companies office:

Sesa Sterlite Limited

SESA GHOR 20 EDCCOMPLEX PATTO, PANJIM,

GOA - 403001,

Goa, INDIA